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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15


         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                          Commission File Number 1-1499
                                                 ------

                          Eagle-Picher Industries, Inc.
                               An Ohio corporation

                 580 Building, 580 Walnut Street, P.O. Box 779,
                             Cincinnati, Ohio 45201

        Registrant's telephone number, including area code: 513-721-7010

                                  Common Stock
            -------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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               (Title of all other classes of securities for which
                   a duty to file reports under Section 13(a)
                                or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]       Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]       Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [X]

         Approximate number of holders of record as of the certification or notice date:

                                     One (1)
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         Pursuant to the requirements of the Securities Exchange Act of 1934
Eagle-Picher Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 11, 1996                    By:  /s/ James A. Ralston
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                                                 James A. Ralston
                                                 Vice President, General Counsel
                                                   and Secretary